Exhibit 10.1

CITIZENS BANK OF MASSACHUSETTS
LOAN AGREEMENT

January 14, 2004

        THIS LOAN AGREEMENT ("Agreement") is entered into as of January 14, 2004 by and between Charles River Associates Incorporated, a Massachusetts corporation, with its principal place of business at the John Hancock Tower, 200 Clarendon Street, T-33, Boston, Massachusetts 02116-5092 (the "Borrower"), and Citizens Bank of Massachusetts, a bank with a principal place of business at 28 State Street, Boston, Massachusetts 02109 (the "Bank").

  1.    LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

        (a)   Subject to the terms and provisions of this Agreement, the Bank hereby establishes a revolving line of credit (the "Line of Credit") in Borrower's favor in the amount of the Credit Limit (as defined below), and from time to time during the term of this Agreement Bank shall make such loans and other extensions of credit under the Line of Credit contemplated hereby as the Borrower may request, provided that there has not occurred and is not then continuing an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default. The Borrower shall use the proceeds of the Line of Credit for working capital, general corporate purposes, acquisitions, letters of credit, and foreign exchange contracts. Subject to the terms and provisions of this Agreement, loans and other extensions of credit under the Line of Credit may be repaid at any time and, once repaid, may be reborrowed.

        (b)   All loans shall bear interest and at the option of the Bank shall be evidenced by and be repayable in accordance with a revolving note drawn to the order of Bank substantially the form of Exhibit 1 hereto (the "Note"), as the same may hereafter be amended, supplemented or restated from time to time and any note or notes issued in substitution therefor, but in the absence of the Note shall be conclusively evidenced by Bank's records of loans and repayments.

        Interest, at the Borrower's option as provided herein, will be charged to Borrower at a rate equal to: (i) the Prime Rate (as defined below), or (ii) the aggregate of (x) the Applicable Margin (as defined below) plus (y) either the LIBOR Lending Rate (as defined below)or the LIBOR Advantage Rate (as defined below), or (iii) such other rate agreed on from time to time by the parties, upon any balance owing to Bank at the close of each day. Accrued interest shall be payable (i) on the first day of each month in arrears with respect to a Prime Rate Loan (as defined below) or on each relevant Interest Payment Date (as defined below) for either a LIBOR Rate Loan (as defined below) or LIBOR Advantage Loan (as defined below); (ii) on termination of this Agreement pursuant to Section 14 hereof; (iii) on acceleration of the time for payment of the Obligations pursuant to Section 11 hereof; and (iv) on the date the Obligations are paid in full. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. Interest shall be payable in lawful money of the United States of America to Bank, or to such other person as Bank shall direct, without set-off, deduction or counterclaim.

        (c)   Borrower hereby authorizes and directs Bank, in Bank's sole discretion (provided, however, Bank shall have no obligation to do so): (i) unless previously paid by Borrower, to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any note or other Loan Document (as defined below), and to treat the same as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement; or (ii) to charge any of Borrower's accounts under the control of Bank to pay accrued interest as the same becomes due and payable pursuant to this Agreement or any other Loan Document. Bank shall promptly notify Borrower of all such charges or applications.

        (d)   The making of loans, advances, and credits by Bank to the Borrower in excess of the Credit Limit is for the benefit of the Borrower and does not affect the obligations of Borrower hereunder; all such loans constitute Obligations and must be repaid by Borrower in accordance with the terms of this Agreement.

        (e)   At the request of the Borrower, and upon the execution of letter of credit and foreign exchange documentation reasonably satisfactory to Bank, Bank, within the limits of the Credit Limit as then computed, shall issue letters of credit (or similar guarantees, bonds or undertakings) (collectively "Letters of Credit") and foreign exchange contracts from time to time by Bank for the account of the Borrower. The Letters of Credit shall be on terms reasonably acceptable to Bank, and no Letter of Credit shall have an expiration date later than the sooner to occur of (i) twelve (12) months from the date of issuance of the subject Letter of Credit, or (ii) the Termination Date. A loan in an amount equal to any amount paid by Bank under a Letter of Credit shall be deemed made to Borrower, without request therefor, immediately upon any payment by Bank on such Letter of Credit. In connection with the issuance of any Letter of Credit, Borrower shall pay to Bank a one-time issuance fee for such Letter of Credit equal to one (1%) percent per annum of the face amount of such Letter of Credit, plus transaction fees and other normal and customary fees (without duplication of the issuance fee described above) charged by Bank according to the letter of credit fee schedule then generally in effect at Bank. Borrower hereby authorizes and directs Bank, in Bank's sole discretion (provided, however, Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement. For purposes of computing the availability under the Line of Credit, (i) the undrawn amounts of all outstanding Letters of Credit issued pursuant to this Agreement shall be deemed to be outstanding loans, (ii) foreign exchange contract obligations shall not be deemed to constitute outstanding loans (and shall not accrue interest), and (iii) availability under the Line of Credit will at all times be reduced by $225,000.00, which amount equals fifteen (15%) percent of Borrower's $1,500,000.00 line sublimit with the Bank for foreign exchange contract obligations or such lesser or greater amount based upon such fifteen (15%) percent reserve in the event that the Borrower's line sublimit for foreign exchange contract obligations changes by mutual agreement of the Borrower and the Bank.

        (f)    Borrower shall pay to Bank the principal amount of all loans as follows:

          (i)    Credit Limit Exceeded. Whenever the aggregate outstanding principal balance of all loans exceeds the Credit Limit, Borrower shall immediately pay to Bank the excess of the aggregate outstanding principal balance of the loans over the Credit Limit.

          (ii)   Payment in Full on Termination. On termination of this Agreement, pursuant to Section 14 or acceleration of the Obligations pursuant to Section 11, Borrower shall pay to Bank the entire outstanding principal balance of all loans and shall deliver to Bank cash collateral in an amount equal to the aggregate of (A) amounts then undrawn on all outstanding Letters of Credit issued pursuant to this Agreement for the account of the Borrower, and (B) the amount of all outstanding acceptances issued pursuant to this Agreement. Bank shall hold such cash collateral in an interest bearing account and, except to the extent applied to the Borrower's reimbursement or other Obligations with respect to any such Letter of Credit that is drawn upon, shall return such cash collateral (or the relevant portion thereof), together with accrued interest, to the Borrower promptly upon the expiration of such Letter of Credit.

        (g)   As used in this Agreement, the following terms shall have the following meanings:

"Applicable Margin" shall mean at any time (i) 1.50% per annum if the Total Debt Ratio (as defined in Section 10 hereof) at such time is greater than or equal to 2.0x as of such time, (ii) 1.25% per annum if the Total Debt Ratio at such time is greater than 1.5x but less than 2.0x as of such time, (iii) 1.0% per annum if the Total Debt Ratio at such time is greater than 1.0x but less than or equal to 1.5x as of such time, or (iv) .75% per annum if the Total Debt Ratio at such time is less than or equal to 1.0x as of such time. For purposes of the foregoing, (i) the Total Debt Ratio at any time shall be the Total Debt Ratio as reported in the Compliance Certificate most recently delivered (or updated) by the Borrower to Bank pursuant to Section 8(d) hereof, and (ii) each change in the Applicable Margin pursuant to the foregoing provisions shall take effect from the date of Borrower's delivery of its most recent Compliance Certificate (or update thereof) pursuant to Section 8(d) hereof.

"Borrowing Date" shall mean any day upon which a LIBOR Rate Loan or LIBOR Advantage Loan is made.

"Business Day" shall mean:

        (i)    any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts;

        (ii)   when such term is used to describe a day on which a borrowing, payment, prepayment, or repayment is to be made in respect of any LIBOR Rate Loan or LIBOR Advantage Loan, any day which is: (A) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (B) a London Banking Day; and

        (iii)  when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan or LIBOR Advantage Loan, any day which is a London Banking Day.

"Credit Limit" shall mean an amount equal to Forty Million ($40,000,000.00) Dollars.

"Dollars" or "$" shall mean currency of the United States of America.

"Eurodollars" shall mean Dollars acquired by Bank through the purchase or other acquisition of deposits denominated in Dollars and made with any bank or branch of a bank (including any branch of the Bank) located outside the United States of America.

"Hedging Contracts" shall mean interest rate or currency swap agreements, cap agreements and collar agreements, or any other agreements or arrangements entered into between Borrower and Bank designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

"Hedging Obligations" means, with respect to Borrower, all liabilities of Borrower to Bank under Hedging Contracts.

"Interbank Market" shall mean, with respect to any LIBOR Rate Loan or LIBOR Advantage Loan, any recognized interbank Eurodollar market chosen in good faith by Bank.

"Interest Payment Date" shall mean, relative to any LIBOR Rate Loan or LIBOR Advantage Loan, having an Interest Period of three months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

"Interest Period" shall mean: (a) relative to any LIBOR Rate Loans:

          (i)    initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to this Agreement and ending on (but excluding) the day which numerically corresponds to such date one, two, three, or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to this Agreement; and

          (ii)   thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three, or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as selected by the Borrower by irrevocable notice to the Bank not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

  provided, however, that

          (i)    the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than eight (8) different dates;

          (ii)   Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this Agreement shall be of the same duration;

          (iii)  Interest Periods for LIBOR Rate Loans in connection with which Borrower has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

          (iv)  if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

          (v)   no Interest Period may end later than the Termination Date.

        (b)   relative to any LIBOR Advantage Loans means each one (1) month period ending on the day of such month that numerically corresponds to the commencement date of a LIBOR Advantage Loan. If an Interest Period is to end in a month for which there is no day which numerically corresponds to the commencement date of a LIBOR Advantage Loan, the Interest Period will end on the last day of such month.

"LIBOR Advantage Loan" shall mean, any loan or advance the rate of interest applicable to which is based upon the LIBOR Advantage Rate.

"LIBOR Advantage Rate" shall mean, relative to any Interest Period for LIBOR Advantage Loans, the offered rate for delivery in two London Banking Days (as defined below) of deposits of U.S. Dollars which the British Bankers' Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day on which the Interest Period commences, and for a period approximately equal to such Interest Period. If the first day of any Interest Period is not a day which is both a (i) Business Day, and (ii) a day on which US dollar deposits are transacted in the London Interbank Market (a "London Banking Date"), the LIBOR Advantage Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Advantage Rate is unavailable and/or the Bank is unable to determine the LIBOR Advantage Rate for any Interest Period, the LIBOR Advantage Rate shall be deemed to be equal to the Prime Rate.

"LIBOR Lending Rate" shall mean, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR Rate (1.00 - LIBOR Reserve Percentage)

"LIBOR Rate" means relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers' Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period. If the first day of any Interest Period is not a day which is both a (i) Business Day, and (ii) a day on which US dollar deposits are transacted in the London Interbank Market (a "London Banking Date"), the LIBOR Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Rate is unavailable and/or the Bank is unable to determine the LIBOR Rate for any Interest Period, the LIBOR Rate shall be deemed to be equal to the Prime Rate.

"LIBOR Rate Loan" shall mean, any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

"LIBOR Reserve Percentage" shall mean, relative to any day of any Interest Period for LIBOR Rate Loans or LIBOR Advantage Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the "Board") or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of "Eurocurrency Liabilities", as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

"Loan Documents" shall mean this Agreement, the Note, the Stock Pledge Agreement (as defined in Section 3(a) hereof) and any other note or notes executed by the Borrower in connection with this Agreement and payable to the Bank, any Letters of Credit, any certificates from time to time delivered by the Borrower to the Bank pursuant to this Agreement, any Notices of Borrowing, and any other agreement entered into, now or in the future, by the Borrower and the Bank in connection with this Agreement (excluding any Hedging Contract or foreign exchange contract).

"London Banking Day" shall mean a day on which dealings in US dollar deposits are transacted in the London Interbank Market.

"Material Adverse Effect" shall mean a material adverse effect on (i) the financial condition, business, operations or assets of the Borrower and its subsidiaries taken as a whole or (ii) the validity or enforceability of any of the Loan Documents.

"Obligations" shall mean all debts, liabilities and obligations of Borrower to Bank hereunder or under any other Loan Document of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not contemplated by the parties at the time of the execution of this Agreement, regardless of how they arise or by what Loan Document they may be evidenced, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money owing by Borrower to Bank under the Loan Documents, including, without limitation, all interest, fees, charges, expenses and overdrafts, and also includes, without limitation, all obligations and liabilities which Bank may incur or become liable for, on account of, or as a result of, any Letter of Credit, or similar instrument or obligation issued or caused to be issued pursuant to this Agreement

"Prime Rate" shall mean the per annum rate of interest announced from time to time by Bank at its offices in Boston, Massachusetts, as its Prime Rate (or if Bank ceases to announce a rate so designated, any similar successor rate designated by Bank), it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by Bank. The rate of interest payable by Borrower shall be changed effective as of that date in which a change in the Prime Rate becomes effective.

"Prime Rate Loan(s)" shall mean, when used in the singular, any loans on which the interest rate is calculated by reference to the Prime Rate and, when used in the plural, shall mean all such loans.

        (h)   Bank shall not be required to make a LIBOR Rate Loan, LIBOR Advantage Loan, or a Prime Rate Loan unless Bank shall have received from the Borrower a request for such LIBOR Rate Loan, LIBOR Advantage Loan, or Prime Rate Loan in the form of Exhibit 2 annexed hereto (herein a "Notice of Borrowing"). By delivering a borrowing request (i.e., Notice of Borrowing) to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably request, (1) on not less than two nor more than five Business Days' notice, that a LIBOR Rate Loan be made in a minimum amount $500,000.00 and integral multiples of $100,000.00 in excess thereof, or that a LIBOR Advantage Loan be made, or (2) on not less than one (1) Business Day's notice that a Prime Rate Loan be made. There shall not be any required minimum amount or multiples for LIBOR Advantage Loans or for Prime Rate Loans. On the terms and subject to the conditions of this Agreement, each LIBOR Rate Loan, LIBOR Advantage Loan, or Prime Rate Loan shall be made available to the Borrower no later than 11:00 a.m. New York time on (1) in the case of a LIBOR Rate Loan or a LIBOR Advantage Loan, the first day of the applicable Interest Period, or (2) in the case of a Prime Rate Loan, on the requested date of such loan, in each case by deposit to the account of the Borrower as shall have been specified in its borrowing request.

        (i)    After receipt from the Borrower of any Notice of Borrowing or Notice of Continuation/Conversion (as defined below) which requests a LIBOR Rate Loan or LIBOR Advantage Loan, Bank shall determine if it is able to make such LIBOR Rate Loan or LIBOR Advantage Loan (or if it is unable to do so for reasons described in this section only) and will notify the Borrower upon confirmation of its ability to do so. If Bank determines in good faith that, by reason of circumstances affecting the London Interbank Market, adequate and reasonable methods do not exist for ascertaining the LIBOR Rate or LIBOR Advantage Rate which would otherwise be applicable to such LIBOR Rate Loan or LIBOR Advantage Loan, then Bank shall so notify the Borrower on or before 4:00 p.m. on the Business Day prior to the Borrowing Date or continuation/conversion date specified in the Notice of Borrowing or Notice of Continuation /Conversion, and in such event, Bank shall not be obligated to make, continue or convert, as applicable such LIBOR Rate Loan or LIBOR Advantage Loan and the Notice of Borrowing shall be deemed to have been withdrawn by the Borrower with Bank's consent and substituted with a request for a Prime Rate Loan in an amount equal to the requested LIBOR Rate Loan or LIBOR Advantage Loan.

        (j)    By delivering a request for continuation/conversion in the form of Exhibit 2 annexed hereto (herein a "Notice of Continuation/Conversion") to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days' notice, that (1) all, or any portion in an aggregate minimum amount of $500,000.00 and integral multiples of $100,000.00 in excess thereof, of any LIBOR Rate Loan or LIBOR Advantage Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan or LIBOR Advantage Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Rate Loan or LIBOR Advantage Loan with a similar Interest Period, or (2) that all, or any portion in an aggregate minimum amount of $500,000.00 and integral multiples of

$100,000.00 in excess thereof, of any Prime Rate Loan be converted into a LIBOR Rate Loan or LIBOR Advantage Loan with the requested Interest Period; provided, however, that no portion of the outstanding principal amount of any Prime Rate Loan, LIBOR Rate Loans, or LIBOR Advantage Loans may be converted to, or continued as, LIBOR Rate Loans or LIBOR Advantage Loans when any Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans or LIBOR Advantage Loans may be converted to, LIBOR Rate Loans or LIBOR Advantage Loans of a different duration if such LIBOR Rate Loans or LIBOR Advantage Loans relate to any Hedging Obligations. In the absence of delivery of a Continuation/Conversion Notice with respect to any LIBOR Rate Loan or LIBOR Advantage Loans at least two Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Rate Loan or LIBOR Advantage Loan shall, on such last day, automatically convert into a Prime Rate Loan.

        (k)   Except as otherwise provided herein, any Notice of Borrowing or Notice of Continuation/Conversion which requests a LIBOR Rate Loan or LIBOR Advantage Loan (or the continuation or conversion thereof or of a Prime Rate Loan) shall be irrevocable and binding upon the Borrower. In the event the Borrower fails to borrow, continue or convert the LIBOR Rate Loan or LIBOR Advantage Loan requested on the Borrowing Date or continuation/conversion date specified in such Notice of Borrowing or Notice of Continuation/Conversion, the Borrower shall indemnify Bank against any and all losses and expenses incurred by Bank by reason of such failure including, without limiting the generality of the foregoing, all losses and expenses incurred by reason of the liquidation, disposition or reemployment of deposits or other funds acquired by Bank to fund such LIBOR Rate Loan or LIBOR Advantage Loan (or the continuation or conversion thereof or of a Prime Rate Loan).

        (l)    Interest on the outstanding principal amount of each LIBOR Rate Loan shall accrue during the Interest Period applicable thereto at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date for such LIBOR Rate Loan. Interest on the outstanding principal amount of each LIBOR Advantage Loan shall accrue at a rate equal to the LIBOR Advantage Rate plus the Applicable Margin thereto and be payable on each Interest Payment Date for such LIBOR Advantage Loan.

        (m)  LIBOR Rate Loans or LIBOR Advantage Loans may be prepaid at any time on the terms and conditions set forth herein. For LIBOR Rate Loans or LIBOR Advantage Loans in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment in accordance with the terms and conditions of the applicable Hedging Contracts. The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans or LIBOR Advantage Loans shall be in an integral multiple of $100,000.00 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans or LIBOR Advantage Loans and of all accrued interest on the principal repaid to the date of payment. Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period may result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrower hereby promises to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount ("LIBOR Rate Loan Prepayment Fee") determined by the Bank pursuant to the following formula:

          (i)    the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from

          (ii)   the applicable LIBOR Lending Rate applicable to the LIBOR Rate Loan being prepaid.

          If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

          (iii)  the amount of the LIBOR Rate Loan being prepaid.

          The resulting amount shall be divided by:

          (iv)  360

  and multiplied by:

          (v)   the number of days remaining in the Interest Period as to which the prepayment is being made.

          Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid.

          The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

        (n)   If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline (whether or not having the force of law), makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan or LIBOR Advantage Loan as, or to convert any loan into, a LIBOR Rate Loan or LIBOR Advantage Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loans or LIBOR Advantage Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans or LIBOR Advantage Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

        (o)   Without duplication of any applicable LIBOR Rate Loan Prepayment Fee, if due to payments made by the Borrower pursuant to this Agreement or due to the acceleration of the Obligations or due to any other reason, Bank receives payments of principal of any LIBOR Rate Loan prior to the last day of the then current Interest Period for such LIBOR Rate Loan, the Borrower shall, upon demand by Bank, pay to Bank any amounts required to compensate Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund or maintain such LIBOR Rate Loans.

        (q)   If the Bank shall have determined that

          (i)    US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London Interbank Market,

          (ii)   by reason of circumstances affecting the Bank in the London Interbank Market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration or the LIBOR Advantage Rate applicable to LIBOR Advantage Loans, or

          (iii)  the LIBOR Rate no longer adequately reflects the Bank's cost of funding LIBOR Rate Loans,

then, upon notice from the Bank to the Borrower, the obligations of the Bank to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans or LIBOR Advantage Loans of such duration shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

        (q)   Without duplication of any LIBOR Rate Loan Prepayment Fee or any amount payable under clause (k) above or clause (o) above, the Borrower agrees to reimburse the Bank for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result, of:

          (i)    any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto;

          (ii)   any loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof;

          (iii)  any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof; or

          (iv)  any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto.

        The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower to the Bank within five days of its receipt of such notice, and such notice shall, in the absence of manifest or demonstrable error, be conclusive and binding on the Borrower. The Borrower understands, agrees and acknowledges the following: (a) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (b) the LIBOR Rate may be used merely as a reference in determining such rate, and (c) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank. Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

        (r)   If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i)    shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Rate Loans or LIBOR Advantage Loans or its obligation to make LIBOR Rate Loans or LIBOR Advantage Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR Rate Loans or LIBOR Advantage Loans or any other amounts due under this Agreement in respect of its LIBOR Rate Loans or LIBOR Advantage Loans or its obligation to make LIBOR Rate Loans or LIBOR Advantage Loans (except for the application or introduction of, or change in the rate of, any Excluded Withholding Tax (as defined in Section 1(s) below), imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank's principal executive office is located, or to whose taxing authority the Bank is subject); or

          (ii)   shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London Interbank Market any other condition affecting its LIBOR Rate Loans or LIBOR Advantage Loans or its obligation to make LIBOR Rate Loans or LIBOR Advantage Loans;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan or LIBOR Advantage Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then, within fifteen (15) days after Borrower's receipt of written notice by the Bank (such notice to state, in reasonable detail, the relevant additional amount or amounts and the reasons therefor), the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

        (s)   All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loans or LIBOR Advantage Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise or stamp taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any jurisdiction or taxing authority thereof (such items being called "Withholding Taxes"), unless the deduction or withholding is required by law. In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Withholding Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

          (i)    pay directly to the relevant authority the full amount of Withholding Taxes required to be so withheld or deducted;

          (ii)   promptly forward to the Bank documentation reasonably satisfactory to the Bank evidencing such payment to such authority; and

          (iii)  in the case of Withholding Taxes other than (i) franchise taxes, (ii) taxes imposed on or measured by the Bank's net income or receipts, or profits or gains, (iii) taxes imposed on or measured by the Bank's net worth or capital, and (iv) taxes creditable by the Bank against its liability for taxes described in clause (i), (ii) or (iii) above (such other taxes being referred to as

  "Excluded Withholding Taxes"), pay to the Bank such additional amount or amounts as may be necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

        Moreover, if any Withholding Taxes other than Excluded Withholding Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Withholding Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Withholding Taxes (including any Withholding Taxes on such additional amount) shall equal the amount the Bank would have received had not such Withholding Taxes been asserted.

        If the Borrower fails to pay any Withholding Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Withholding Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

        (t)    Notwithstanding anything to the contrary contained herein, Bank and Borrower agree that after the occurrence of an Event of Default which is continuing, Borrower shall not request and Bank will not make LIBOR Rate Loans or LIBOR Advantage Loans.

        (u)   In addition to all other sums payable hereunder, the Borrower shall pay the Lender a fee equal to eighteen one-hundredths of one percent (0.18%) of the difference between: (i) the Credit Limit (as it may be reduced under clause (w) below) and (ii) the average daily balance of (x) the aggregate outstanding principal amount of loans and other extensions of credit hereunder plus (without duplication) (y) the undrawn amounts and other obligations under outstanding Letters of Credit, for each quarterly period this Agreement is in effect. Such fee shall be payable quarterly in arrears and, unless previously paid by the Borrower, shall be treated as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement.

        (v)   Upon the initial advance hereunder (excluding any foreign exchange contract obligation), the Borrower shall pay the Bank a one time usage fee of Forty Thousand ($40,000.00) Dollars and, if not already paid to the Bank, upon receipt of an invoice from the Bank, a commitment fee of Ten Thousand ($10,000.00) Dollars.

        (w)  The Borrower may terminate the Line of Credit at any time, or reduce the Credit Limit under the Line of Credit in part from time to time, prior to the Termination Date without premium or penalty, except as provided in the next sentence, on five (5) Business Days prior written notice to Bank. In addition to any other fees required hereunder, the Borrower shall pay the Bank a prepayment fee of one-eighth of one percent (.125%) of the Credit Limit if the Line of Credit is terminated prior to the Termination Date and replaced by debt financing with another financial institution, payable on the date of such termination. The Bank shall not impose this prepayment fee if the Borrower repays, refinances or replaces the Line of Credit, directly or indirectly, as a result of or through the issuance of new debt convertible into capital stock or other equity interests of the Borrower (which convertible debt need not equal or exceed the Credit Limit in aggregate amount).

        2.     BANK'S REPORTS. After the end of each month, Bank will render to Borrower a statement of Borrower's loan account with Bank hereunder, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower (in the absence of demonstrable or manifest error) in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within thirty (30) days after receipt by Borrower of such monthly statement.

  3.    CONDITIONS OF LENDING.

          (a)   The obligation of Bank to make the initial extension of credit, whether by making a loan or issuing or causing to be issued a Letter of Credit hereunder shall be subject to the condition precedent that Bank shall have received all of the following:

            (i)    This Agreement, properly executed on behalf of Borrower.

            (ii)   The Note drawn to the order of Bank in the face amount of the Credit Limit.

            (iii)  A Stock Pledge Agreement, properly executed by the Borrower, substantially in the form of Exhibit 3 annexed hereto.

            (iv)  Current searches of appropriate filing offices showing that (A) no state or federal tax liens have been filed and remain in effect against Borrower, and (B) no financing statements have been filed and remain in effect against Borrower, except those financing statements relating to liens set forth on Schedule "B", the liens of any secured lender to be paid with the proceeds of the initial loan and those financing statements filed by the Bank.

            (v)   A certificate of the Clerk/Secretary or an Assistant Clerk/Secretary of the Borrower, certifying as to (A) the resolutions of the directors and, if required, the shareholders of Borrower, authorizing the execution, delivery and performance of this Agreement and related documents, (B) the Articles of Organization and By-Laws of Borrower, and (C) the signatures of the officers or agents of Borrower authorized to execute and deliver this Agreement and other instruments, agreements and certificates, including loan requests, on behalf of Borrower.

            (vi)  A current certificate issued by the Secretary of State of the Commonwealth of Massachusetts, certifying that Borrower validly exists and is in good standing as a corporation under the laws of Massachusetts.

            (vii) An opinion of counsel to the Borrower, addressed to Bank, substantially in the form of Exhibit 4 annexed hereto.

            (viii) Certificates of the insurance required under Section 9(a) hereof.

            (ix)  Evidence reasonably satisfactory to the Bank that no material adverse change in the financial condition, business, operations or assets of the Borrower and its subsidiaries taken as a whole shall have occurred since September 5, 2003.

          (b)   The obligation of Bank to make each extension of credit, whether by making a loan or issuing or causing to be issued a Letter of Credit, hereunder shall be subject to the further conditions precedent on such date:

            (i)    the representations and warranties contained in Sections 4 and 5 hereof are correct on and as of the date of such loan or the issuance of such Letter of Credit, as the case may be, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

            (ii)   no event has occurred and is continuing, or would result from such loan or issuance of such Letter of Credit, as the case may be, which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default.

        4.     BORROWER'S PLACES OF BUSINESS. Borrower warrants that, as of the date of this Agreement, Borrower has no places of business other than those shown at the end of this Agreement, unless other places of business are listed on Schedule "A", annexed hereto, in which event Borrower represents that as of the date hereof it has additional places of business at those locations set forth on Schedule "A".

        Borrower's principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, in each case as of the date hereof, is that shown at the end of this Agreement. As of the date hereof, all material Inventory owned by Borrower is stored at the locations set forth on Schedule "A".

        Borrower will promptly notify Bank in writing of any change in the location of its headquarters.

        5.     BORROWER'S ADDITIONAL REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

        (a)   Borrower is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and shall hereafter remain in good standing as a corporation in that state, and is duly qualified and in good standing in every other state (other than California) in which the failure to qualify or become licensed could have a Material Adverse Effect; Borrower is diligently taking such action as is necessary to return it to good standing in California.

        (b)   Borrower's exact legal name is as set forth in this Agreement.

        (c)   The organizational identification number of the Borrower is as set forth on Schedule "A" annexed hereto.

        (d)   The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within the Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower's charter, by-laws or other incorporation papers, or of any indenture, agreement or undertaking to which the Borrower is a party or by which it or any of its properties may be bound.

        (e)   All Articles of Organization and all amendments thereto of Borrower have been duly filed and are in proper order. All capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower, including but not limited to its minute books, by-laws and books of account, are accurate and up to date in all material respects and will be so maintained.

        (f)    Borrower owns or has valid leasehold interests in all of the assets reflected in the most recent of Borrower's financial statements provided to Bank, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except (i) the security interests and other encumbrances (if any) listed on Schedule "B" annexed hereto, (ii) leases of personal property not prohibited by this Agreement, or (iii) those liens permitted pursuant to Section 10(d) of this Agreement. Schedule "D" annexed hereto sets forth, as of the date of this Agreement, each of Borrower's subsidiaries and the percentage equity ownership that Borrower holds in each such subsidiary.

        (g)   Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject; (ii) has paid all taxes shown or determined to be due thereon (giving effect to any applicable extensions), except those being contested in good faith by appropriate proceedings; and (iii) has made adequate provision on the books of the Borrower for the payment of all taxes so contested, so that no lien will encumber any assets of the Borrower (excluding a Permitted Lien described in Section 10(d)(iv)).

        (h)   Borrower (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a Material Adverse Effect, and (ii) is in compliance with its charter documents and by-laws, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection but excluding those the validity or applicability of which it is contesting in good faith), other than provisions of any of the foregoing described in this clause, (ii) the failure to comply with which could not reasonably be expected to have a Material Adverse Effect.

        (i)    There is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against it or any of its assets before or by any court or other governmental authority as to which there is a reasonable possibility of a determination adverse to Borrower and that, if determined adversely to Borrower, would have a Material Adverse Effect.

        (j)    Borrower is in compliance with ERISA in all material respects; no Reportable Event has occurred and is continuing with respect to any Plan which could reasonably be expected to have a Material Adverse Effect; and it has no unfunded vested liability under any Plan. The word "Plan" as used in this Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.

        (k)   Neither Borrower nor any of its affiliates is a party to or bound by any agreement, indenture, or other instrument (excluding the Loan Documents) which prohibits the creation, incurrence or allowance to exist of any mortgage, deed of trust, pledge, lien, security interest or other encumbrance or conveyance upon any of such Borrower's property in favor of the Bank.

        (l)    Borrower will, promptly upon either its chief executive officer or chief financial officer obtaining knowledge thereof, give notice to Bank of (i) any default or Event of Default; (ii) any material casualty, loss, other force majeure event or depreciation to any inventory or other property of Borrower, or any litigation, investigation or other proceeding against or involving Borrower, the result of any of which described in this clause (ii) could reasonably be expected to have a Material Adverse Effect; (iii) any litigation, investigation, other proceeding or dispute affecting Borrower which relates, in whole or in part, to any of the transactions contemplated by any of the Loan Documents, or which could reasonably be expected to have a Material Adverse Effect; (iv) any Reportable Event in respect of any Plan or any other event or change in a Plan which could reasonably be expected to have a Material Adverse Effect; or (v) any release of any hazardous materials or hazardous waste or hazardous or toxic substances at any location owned or leased by any Borrower, which release is in violation of any applicable environmental laws, or any investigation or proceeding by any governmental body alleging or relating to the violation by Borrower of any law or regulation, excluding any such matter described in this clause (v) that could not reasonably be expected to have a Material Adverse Effect. Borrower will furnish to Bank from time to time all information which Bank shall reasonably request with respect to the status of any litigation, investigation, other proceeding or dispute to which Borrower is a party.

  6.    CAPITAL ADEQUACY.

        If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, with respect to the loans made by the Bank hereunder and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person's capital as a consequence of its commitments hereunder or the loans made by the Bank hereunder is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest or demonstrable error, be conclusive and binding on the Borrower. In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

  7.    SET OFF; DEPOSIT ACCOUNTS; EXPENSES.

        (a)   Borrower or any guarantor of the Obligations hereby grant to Bank a lien and right of setoff as security for the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity in the control of Citizens Financial Group, Inc., or in transit to any of them. At any time after the occurrence and during the continuation of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any Obligation even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

        (b)   Bank shall be Borrower's main bank of deposit.

        (c)   Borrower shall pay to Bank on demand any and all reasonable counsel fees and other expenses incurred by Bank in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all expenses which may be expended by Bank concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or any of Bank's rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection therewith. At its option, and without limiting any other rights or remedies, Bank may at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the assets of the Borrower, and may procure and pay any premiums on any insurance required hereunder to be carried by Borrower, and provide for the maintenance and preservation of any of the assets of the Borrower, and otherwise take any action reasonably deemed necessary by Bank to protect its security, and all amounts expended by Bank in connection with any of the foregoing matters, including reasonable attorneys' fees, shall be considered Obligations of Borrower.

  8.    BORROWER'S REPORTS.

        (a)   Borrower will furnish Bank as soon as available, and in any event within sixty (60) days after the close of each of the first three quarterly periods of its fiscal year (commencing with the quarter ended February 20, 2004), its Quarterly Report on Form 10-Q for such period, as filed with the United States Securities and Exchange Commission (the "SEC"), which shall include the financial statements required by Form 10-Q for such period and the comparisons to the figures for prior periods as required by Form 10-Q, all prepared in accordance with generally accepted accounting principles consistently applied (subject to year end adjustments), and including any certifications as to such financial statements by any officers of the Borrower as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated by the SEC thereunder, as amended.

        (b)   Borrower will furnish Bank, annually, as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower (commencing with the year ended November 29, 2003), its Annual Report of Form 10-K for such year, as filed with the SEC, which shall include the financial statements required by Form 10-K for such year and the comparisons to the figures for prior periods as required by Form 10-K, all prepared in accordance with generally accepted accounting principles consistently applied, accompanied by an unqualified audit report thereon by Ernst & Young LLP or any other independent public accountants of recognized national standing selected by the Borrower.

        (c)   Borrower will promptly, upon receipt thereof, deliver to Bank, copies of any material reports submitted to the Borrower by Borrower's independent public accountants in connection with the examination of the financial statements of the Borrower made by such accountants (the so-called "Management Letter").

        (d)   Borrower will deliver to Bank, concurrently with or before its delivery of any Quarterly Report on Form 10-Q under clause (a) above or Annual Report on Form 10-K under clause (b) above, a Compliance Certificate in the form of Exhibit 5 annexed hereto (herein a "Compliance Certificate") with respect to Borrower's compliance with the financial covenants set forth in Sections 10(a) and (b) hereof as of the end of the fiscal period covered by such report and for the period of four consecutive fiscal quarters then ended, as applicable. At the time of each request by the Borrower for a loan or advance hereunder, the Borrower shall update the then-effective Compliance Certificate (or if none has yet been delivered, deliver its first Compliance Certificate) to report (i) its Senior Debt Ratio and Total Debt Ratio at such time and (ii) if such loan or advance will be used to finance all or part of the acquisition cost of a Permitted Acquisition, its consolidated working capital at such time, in each case based on its consolidated senior funded debt and consolidated total funded debt (giving effect to such loan or advance) at such time and, if applicable, giving effect to such acquisition (including for purposes of determining Borrower EBITDA and adjusted acquisition EBITDA (each as defined in Section 10 hereof)).

        (e)   In addition to the foregoing, the Borrower promptly shall provide Bank with such other and additional information concerning the Borrower, the operation of the Borrower's business, and the Borrower's financial condition, including financial reports and statements, as Bank may from time to time reasonably request from the Borrower. All financial statements provided Bank by the Borrower shall be prepared in accordance with generally accepted accounting principles (except, with respect to interim unaudited financial statements, for the omission of footnotes and subject to year-end audit adjustments) applied consistently in the preparation thereof and with prior periods to fairly reflect the financial conditions of the Borrower at the close of, and its results of operations for, the periods in question.

  9.    GENERAL AGREEMENTS OF BORROWER.

        (a)   Borrower agrees to keep its assets insured with coverage and in amounts not less than that usually carried by one engaged in a like business.

        (b)   Bank or its agents have the right, on reasonable prior notice to the Borrower (except when an Event of Default shall have occurred and be continuing, when no prior notice shall be required) and during normal business hours, to inspect the assets of the Borrower and all records pertaining thereto at intervals to be determined by Bank and without hindrance or delay.

        (c)   Borrower will at all times keep books and records that are accurate and complete in all material respects and Bank, or any of its agents, shall have the right, on reasonable prior notice to the Borrower (except when an Event of Default shall have occurred and is continuing, when no prior notice shall be required) and during normal business hours, to call at Borrower's place or places of business at intervals to be determined by Bank, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, and correspondence which relate to Borrower's business and the general financial condition of Borrower.

        (d)   Borrower will maintain a standard and modern system of accounting which enables Borrower to produce financial statements in accordance with generally accepted accounting principles and maintain records pertaining to the assets of the Borrower that contain information as from time to time may be reasonably requested by Bank.

        (e)   Borrower will maintain its corporate existence in good standing in the jurisdiction of its incorporation and in the other jurisdictions in which it conducts business and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business except where any failure to so maintain or comply could not reasonably be expected to have a Material Adverse Effect.

        (f)    Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property, except where any of the same are being contested in good faith by appropriate proceedings and adequate reserves therefor have been taken in accordance with generally accepted accounting principles.

        (g)   Borrower will promptly pay when due (giving effect to any applicable extensions) all taxes and assessments upon its assets or for its use or operation thereof or upon this Agreement, or upon any note or notes evidencing the Obligations, and will, at the request of Bank, promptly furnish Bank the receipted bills therefor. At its option, Bank may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on any assets of the Borrower, may pay for insurance as required to be maintained by the Borrower by this Agreement on any such assets of the Borrower and may pay for the maintenance and preservation of any such assets of the Borrower. Borrower agrees to reimburse Bank on demand for any payments made, or any expenses incurred by Bank pursuant to the foregoing authorization, and upon failure of the Borrower so to reimburse Bank, any such sums paid or advanced by Bank shall be deemed part of the Obligations.

        (h)   Borrower will promptly notify Bank upon receipt of notification of any potential or known release or threat of release, in violation of any applicable environmental laws, of hazardous materials, hazardous waste, hazardous or toxic substance or oil from any site operated by Borrower or of the incurrence of any material expense or loss in connection therewith or with the Borrower's obtaining knowledge of any investigation, action or the incurrence of any material expense or loss by any governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower may be liable. As used herein, the terms "hazardous waste," "hazardous or toxic substance," "hazardous material" or "oil" shall have the same meanings as defined and used in any of the following (the "Acts"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC Sections 9601-9657, as amended by the Superfund Accounts and Reauthorization Act of 1986; the Federal Resource Conservation and Recovery Act, 42 USC Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 USC Sections 1801 et seq.; the Toxic Substances Control Act, 15 USC Sections 2601 et seq.; the Federal Water Pollution Control Act, 33 USC Sections 1251 et seq.; the Clean Air Act, 42 USC Sections 741 et seq.; the Clean Water Act, 33 USC Section 701; the Safe Drinking Water Act, 42 USC Sections 300(f)-300(j); M.G.L.A. c. 21E (Massachusetts Oil and Hazardous Material Release Prevention Act); M.G.L.A. c. 21C (Massachusetts Hazardous Waste Management Act); and/or the regulations adopted and publications promulgated pursuant to any of the Acts, as the same may be amended from time to time.

        (i)    Except for Bank's gross negligence or willful misconduct, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys' fees) that Bank may sustain or incur by reason of enforcing the Obligations, or in the prosecution or defense of any action or proceeding (other than the unsuccessful defense of any action or claim by Borrower against Bank or any of its affiliates) concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations. This indemnity shall survive the repayment of the Obligations and the termination of Bank's agreement to make loans available to Borrower and the termination of this Agreement.

        (j)    At the reasonable request of Bank, Borrower will furnish to Bank, from time to time, within ten (10) Business Days after the accrual in accordance with applicable law of Borrower's obligation to make deposits for F.I.C.A. and withholding taxes and/or sales taxes, proof reasonably satisfactory to Bank that such deposits have been made as required. Should Borrower fail to furnish such proof to Bank within ten (10) Business Days after a request by Bank, then Bank may, in its reasonable discretion, (a) make any of such deposits or any part thereof, (b) pay such taxes, or any part thereof, or (c) set-up such reserves as Bank, in its reasonable judgment, shall deem necessary to satisfy the liability for such taxes. Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein. Nothing herein shall be deemed to obligate Bank to make any such deposit or payment or set-up such reserve and the making of one or more of such deposits or payments or the setting-up of such reserve shall not constitute (i) an agreement on Bank's part to take any further or similar action, or (ii) a waiver of any default by Borrower under the terms hereof.

        (k)   The Borrower will deliver to the Bank within thirty (30) days of the date of this Agreement a list of the leases of personal property to which the Borrower is a party.

        (l)    Borrower will, at its expense, upon the reasonable request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may reasonably request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Bank's rights and remedies created or intended to be created hereunder.

        10.   BORROWER'S NEGATIVE COVENANTS. Borrower will not at any time:

        (a)   (Consolidated Working Capital) permit its consolidated working capital to be less than Twenty Five Million ($25,000,000.00) Dollars as of the end of any fiscal quarter of the Borrower (commencing with the fiscal quarter ended February 20, 2004);

        (b)   (Debt Ratios) (i) permit the Senior Debt Ratio measured as of the end of each fiscal quarter (commencing with the fiscal quarter ended February 20, 2004) to be more than 2.0x, or (ii) permit the Total Debt Ratio measured as of the end of each fiscal quarter (commencing with the fiscal quarter ended February 20, 2004) to be more than 3.5x;

        (c)   (Disposition of Assets) sell, assign, exchange or otherwise dispose of any of its assets, other than (i) inventory consisting of scrap, waste, defective or damaged goods and the like; (ii) obsolete goods; (iii) inventory or other assets sold in the ordinary course of business; (iv) equipment which is no longer required or deemed necessary for the conduct of Borrower's business, so long as Borrower receives therefor a sum substantially equal to such equipment's fair value or replaces such equipment with other equipment of similar value; (v) the licensing by Borrower of intellectual property rights in the ordinary course of business; (vi) leases or subleases of real property that do not interfere with Borrower's business; (vii) sales or other dispositions of any assets of Borrower (including, but not limited to, the stock or other equity interests of any subsidiary) to any subsidiary of the Borrower that has at least 65% of its stock pledged to the Bank (or at least 65% of the stock of whose direct or indirect parent company has been pledged to the Bank); (viii) the use or transfer of money, cash equivalents or similar investments in a manner that is not prohibited by the terms of this Agreement; and (ix) provided that no Event of Default has occurred and is then continuing, any Permitted Disposition.

        As used in this Agreement, a "Permitted Disposition" shall mean a disposition of any assets or business of the Borrower or any of its subsidiaries in an aggregate amount for all such dispositions during the term of this Agreement not exceeding $5,000,000.00.

        (d)   (Liens) create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind ("Lien") upon any of the property of Borrower, now owned or hereafter acquired, except (the following, "Permitted Liens"): (i) landlords', carriers', warehousemen's, mechanics' and other similar liens arising by operation of law in the ordinary course of Borrower's business; (ii) arising out of pledges or deposits under worker's compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) purchase money Liens arising in the ordinary course of business securing indebtedness of other obligations (including, but not limited to, capital leases) incurred to finance the purchase of equipment or other assets (so long as such Liens extend to no other property); (iv) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) are the subject of permitted protests; (v) Liens which are the subject of permitted protests; (vi) those Liens and encumbrances set forth on Schedule "B" annexed hereto; (vii) the interests of lessors and lessees under leases of equipment or real property (including customary contractual landlords' liens under leases entered into in the ordinary course of business); (viii) the interests of licensors and licensees under licenses of intellectual property rights in the ordinary course of business; (ix) Liens consisting of bankers liens and rights of set-off arising by operation of law; (x) Liens on real or personal property acquired in a Permitted Acquisition or other acquisition not prohibited under clause (h) below, provided that such Liens were not created in contemplation of such acquisition and do not apply to any other property of Borrower and, to the extent they secure any indebtedness, secure only indebtedness permitted under this Agreement; (xi) encroachments, easements, rights-of-way, covenants, zoning restrictions and other title exceptions, encumbrances and restrictions on the use of real property that do not materially interfere with the ordinary conduct of Borrower's business; (xii) deposits securing liabilities to insurance carriers under insurance arrangements; (xiii) pledges and deposits to secure the performance of bid, trade contracts (other than for borrowed money), leases, surety and appeal bonds, performance bonds and other like obligations incurred in the ordinary course of business; and (xiv) in favor of Bank; the term "permitted protests" as used herein means the right of the Borrower to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) an adequate reserve with respect to such liability is established on the books of the Borrower in accordance with generally accepted accounting principles and (y) any such protest is instituted and diligently prosecuted by the Borrower in good faith;

        (e)   (Dividends) pay any dividends on or make any distribution on account of any class of Borrower's capital stock in cash or in property (other than in the form of shares of Borrower's capital stock or other equity interests), or redeem, purchase or otherwise acquire for cash or property (other than shares of Borrower's capital stock or other equity interests), directly or indirectly, any of such stock, excluding repurchases of restricted stock from current or former directors, officers, employees or consultants, or family members of any of the foregoing, or trusts (or other estate planning vehicles) for the benefit of any of the foregoing;

        (f)    (Loans) make any loans or advances to any individual, partnership, trust or other corporation, except (A) loans and advances to officers, employees or consultants, (B) as long as no Event of Default exists, loans and advances to wholly-owned subsidiaries whose stock is pledged to the Bank in accordance with the Stock Pledge Agreement, (C) as long as no Event of Default exists, loans and advances to its NeuCo, Inc. subsidiary, provided that the aggregate outstanding amount of all such loans and advances, together with the aggregate amount of all capital contributions permitted under clause (i)(ii)(C) below, made after the date hereof shall not exceed Two Million ($2,000,000.00) Dollars, (D) advances made in connection with purchases and sales of goods and services in the ordinary course of business, (E) investments permitted under clause (h) below, and (F) loans and advances listed on Schedule "E" annexed hereto;

        (g)   (Guarantees) assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness of any individual, partnership, trust or other corporation, except (i) guarantees by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) guarantees in favor of Bank, (iii) surety bonds, performance bonds and similar obligations incurred in the ordinary course of business, (iv) customary indemnities in connection with sales of assets or services under contracts entered into in the ordinary course of business or in connection with dispositions of assets permitted hereunder, (v) customary indemnities of officers and/or directors (or comparable managers) in connection with their services as such), (vi) guarantees of the obligations of subsidiaries, (vii) reimbursement and similar obligations with respect to the letters of credit listed on Schedule "F" annexed hereto and any replacements or extensions thereof, and any other obligations listed on Schedule "F" annexed hereto and (viii) any indebtedness permitted under clause (h) below;

        (h)   (Indebtedness) incur any indebtedness for borrowed money (including obligations under capital leases), except (i) indebtedness described on Schedule "G" annexed hereto, and any refinancings or renewals thereof that do not increase the principal amount thereof, (ii) deferred purchase price payment obligations or other indebtedness incurred to current or former directors, officers, employees or consultants, or family members of any of the foregoing, or trusts (or other estate planning vehicles) for the benefit of any of the foregoing, in respect of repurchases by the Borrower of restricted stock from any such persons; (iii) to the extent constituting indebtedness, guarantees and other obligations permitted under clause (g) above and investments permitted under clause (i) below, (iv) trade debt incurred and payable in the ordinary course of business (v) Purchase Money Indebtedness in an aggregate amount outstanding at any time not exceeding One Million ($1,000,000.00) Dollars, (vi) unsecured indebtedness owed to any wholly-owned subsidiary, (vii) subordinated indebtedness, and (viii) up to Five Million ($5,000,000.00) Dollars in aggregate principal amount of other unsecured indebtedness outstanding at any time.

        As used in this Agreement, "Purchase Money Indebtedness" shall mean indebtedness (including obligations under capital leases) incurred to finance the acquisition cost of any fixed assets, including equipment or other personal property and, if secured, secured solely by such assets.

        (i)    (Investments, Acquisitions) (i) use any loan proceeds to purchase or carry any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System), (ii) invest in or purchase any stock or securities of any individual, partnership, trust or other corporation except (A) investments in and ownership of capital stock or other ownership interests in subsidiaries whose stock is pledged to the Bank in accordance with the Stock Pledge Agreement, (B) Permitted Acquisitions (as defined below), (C) as long as no Event of Default exists, capital contributions to wholly-owned subsidiaries, (D) as long as no Event of Default exists, capital contributions to its NeuCo, Inc. subsidiary, provided that the aggregate outstanding amount of all such capital contributions, together with the aggregate amount of all loans and advances permitted under clause (f)(C) above, made after the date hereof shall not exceed Two Million ($2,000,000.00) Dollars, (E) investments in cash equivalents, (F) investments in accordance with the Borrower's "Investment Policy" as approved (or revised) by its Board of Directors from time to time (a copy of which Investment Policy as in effect on the date hereof is attached hereto as Exhibit 6; and the Borrower covenants to notify the Bank of any such revision before such revision by the Borrower's Board of Directors), and (G) loans and advances permitted under clause (f) above, or (iii) except for Permitted Acquisitions, make any acquisitions of all or substantially all of the business or assets of any individual, partnership, trust or other corporation.

        As used in this Agreement, a "Permitted Acquisition" shall mean (i) any acquisition described on Schedule "C" annexed hereto or (ii) any other acquisition, whether by merger, stock purchase, asset purchase or otherwise, (A) that is of a business or assets in a line or lines of business similar to the business of the Borrower; (B) that is acquisition EBITDA accretive on a consolidated historical basis for the period of four (4) consecutive fiscal quarters of the target business most recently ended, determined as of the time of the acquisition and without regard to any financing for such acquisition or the Borrower's outstanding equity securities (or any issuance of or change therein in connection with such acquisition); (C) that on a pro forma basis would not cause Borrower to violate any of its covenants herein; and (D) the due diligence materials and reports received or compiled by the Borrower for which the Bank has reviewed (or had a reasonable opportunity to review).

          (i)    (Subsidiaries) sell, transfer or otherwise dispose of any stock of any subsidiary of Borrower, other than pursuant to a Permitted Disposition or other disposition permitted under Section 10(c) hereof or the liquidation or winding up of any immaterial, non-operating subsidiary;

        (j)    (Mergers, Consolidations or Joint Ventures) except for Permitted Acquisitions and Permitted Dispositions, (i) merge or consolidate with or into any corporation; or (ii) enter into any joint venture or partnership with any person, firm or corporation;

        (k)   (Change in Legal Status) change its type of organization, jurisdiction of organization or other legal structure. If the Borrower does not have an organizational identification number and later obtains one, the Borrower shall promptly notify the Lender of such organizational identification number.

        (l)    (Negative Pledge) directly or indirectly, enter into any agreement, indenture, or other instrument with any person other than the Bank which prohibits the creation, incurrence or allowance to exist of any mortgage, deed of trust, pledge, lien, security interest or other encumbrance or conveyance upon the Borrower's property in favor of the Bank.

        For purposes of this section and the other provisions of this Agreement:

        "acquisition EBITDA" shall mean, with respect to any Permitted Acquisition, the actual historical EBITDA of the target business in such Permitted Acquisition for the period of the four consecutive fiscal quarters of such target business most recently ended before such acquisition, including any pro forma savings of non-recurring costs or expenses that the Borrower expects to realize from such acquisition and that have been approved by the Bank (such approval not to be unreasonably withheld) at the time of acquisition.

        "adjusted acquisition EBITDA" shall mean, with respect to any Permitted Acquisition, acquisition EBITDA for such Permitted Acquisition divided by 12 multiplied by the difference between 12 and the number of completed months between the date of the completion of such Permitted Acquisition and the last day of any period of four consecutive fiscal quarters of the Borrower then being tested under the Senior Debt Ratio and/or the Total Debt Ratio.

        "affiliate" shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns ten (10%) percent or more of any class of voting stock of the Borrower or any subsidiary, or (iii) ten (10%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary;

        "Borrower EBITDA" shall mean, for the applicable period, the consolidated net income (or loss) of the Borrower and its subsidiaries for such period before the payment of interest and taxes, plus depreciation and amortization, plus expenses, costs and fees (including expenses, costs, commissions and fees of attorneys, consultants, investment banks, brokers, accountants and other advisors) incurred or paid in respect of any acquisition of any business or assets of any person or entity the addition of which herein is approved by the Bank (such approval not to be unreasonably withheld), plus (without duplication) all non-cash write -downs, losses and charges (including impairment of goodwill, write-downs of intangibles, and amortization of stock-based compensation), all determined in accordance with generally accepted accounting principles;

        "capital assets" shall mean assets that, in accordance with generally accepted accounting principles, are required or permitted to be depreciated or amortized on the Borrower's balance sheet;

        "capital leases" shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of capital assets, in each case that are required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles;

        "cash equivalents" shall mean (i) marketable direct obligations issued by the United States or any agency thereof or unconditionally guaranteed by the United States, in each case maturing within 2 years from the date of the acquisition thereof, (ii) marketable direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof maturing within 2 years from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from S&P or Moody's or Fitch, (iii) commercial paper maturing not more than 270 days from the date of acquisition and having a rating of A-1 or better from S&P or P-1 or better from Moody's or F-1 or better from Fitch, (iv) certificates of deposit and bankers' acceptances maturing not more than 18 months after the date of issue issued by, and money market or demand deposit accounts maintained at, commercial banking institutions organized or licensed under the laws of the United States or any state thereof and having combined capital and surplus and undivided profits of not less than $250,000,000.00, (v) repurchase agreements which are entered into with major money center banks included in the commercial banking institutions described in clause (iv) above and which are secured by readily marketable direct obligations of the government of the United States or any agency thereof, (vi) money market accounts maintained with mutual funds having assets in excess of $250,000,000.00, (vii) tax exempt securities rated A or better by Moody's or A+ or better by S&P or the equivalent rating or better by Fitch, and (viii) foreign currency investments of credit quality substantially similar to the investments described above made in the ordinary course of business;

        "consolidated senior funded debt" shall mean the consolidated total funded debt minus all subordinated debt;

        "consolidated total funded debt" shall mean the following for the Borrower and its subsidiaries on a consolidated basis: (i) all liabilities for borrowed money, for the deferred purchase price of property or services (other than trade indebtedness incurred in the ordinary course of business), and under leases which are or should be, under generally accepted accounting principles, recorded as capital leases, in respect of which a person or entity is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such person or entity otherwise assures a creditor against loss, and (ii) all liabilities of the type described in (i) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property owned by such person or entity, whether or not such person or entity has assumed or become liable for the payment thereof;

        "consolidated working capital" shall mean current assets minus current liabilities;

        "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person or entity, whether through the ownership of voting securities, by contract or otherwise;

        "current assets" shall mean the total of all assets of Borrower and its subsidiaries on a consolidated basis which properly may be classified as current in accordance with generally accepted accounting principles;

        "current liabilities" shall mean the total of all liabilities of the Borrower and its subsidiaries on a consolidated basis which properly may be classified as current in accordance with generally accepted accounting principles, excluding any such liability in respect of the principal amount of loans and other extensions of credit outstanding under the Loan Documents.

        "distributions" shall mean all payments or distributions to shareholders in cash or in property on account of any class of Borrower's capital stock;

        "EBITDA" shall mean, for the applicable period, net income (or loss) before the payment of interest and taxes, plus depreciation and amortization.

        "interest" shall mean for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on indebtedness and on capital leases, determined in accordance with generally accepted accounting principles;

        "Senior Debt Ratio" shall mean, at any date, the ratio of (x) consolidated senior funded debt (inclusive of any borrowing requested but not yet funded hereunder but exclusive of subordinated debt) at such date to (y) the sum of Borrower EBITDA for the period of four consecutive fiscal quarters ending on or most recently before such date plus adjusted acquisition EBITDA.

        "subordinated debt" shall mean (i) any indebtedness of Borrower (A) the principal of which matures in its entirety at least one year after the Termination Date, (B) the principal of which is not redeemable, payable or able to be required to be purchased or otherwise retired or extinguished by the holder or holders thereof or the Borrower before one year after the Termination Date (other than pursuant to any redemption, conversion, exchange, call or similar event solely for equity securities of the Borrower or solely with the proceeds of any issuance of equity securities by the Borrower), (C) interest or premium on which is consistent with market rates for indebtedness of such type and may be payable in cash or other property of the Borrower during the term of this Agreement, and (D) which is otherwise subordinated to the Obligations on terms and conditions reasonably satisfactory to Bank, and (ii) any other indebtedness of the Borrower that is subordinated to the Obligations on terms and conditions satisfactory to the Bank.

        "subsidiary" of any person or entity shall mean a corporation, partnership, limited liability company or other entity in which that person or entity directly or indirectly beneficially holds or owns capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions;

        "Total Debt Ratio" shall mean, at any date, the ratio of (x) consolidated total funded debt (inclusive of any borrowing requested but not yet funded hereunder and inclusive of subordinated debt) at such date to (y) the sum of Borrower EBITDA for the period of four consecutive fiscal quarters ending on or most recently before such date plus adjusted acquisition EBITDA;

        "wholly-owned subsidiary" of any person or entity shall mean a subsidiary of such person or entity all of the capital stock or other ownership interests of which (exclusive of any share holdings by directors, officers or other persons as required by applicable local law) are beneficially held or owned by such person or entity directly or indirectly.

  11.    DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.

        (a)   Upon the occurrence and during the continuation of any one or more of the following events (herein, "Events of Default"), Bank may decline to make any or all further loans or issue Letters of Credit hereunder or under any other agreements with Borrower, and Bank may declare all Obligations immediately due and payable, at the option of Bank and without notice or demand, namely:

          (i)    The failure by the Borrower to pay when due any principal (other than principal due on the Termination Date for which there shall be no grace period), interest, fees, costs, expenses or other Obligations due pursuant to this Agreement or any other Loan Document, and such failure continues for a period of more than five (5) days.

          (ii)   Default by the Borrower in any material respect in the observance or performance of any of the covenants or agreements of the Borrower contained in Section 9(e) (insofar as such provision requires maintenance of the Borrower's corporate existence) or any provision of Section 10 of this Agreement.

          (iii)  The failure by the Borrower to promptly, punctually and faithfully perform or observe, in all material respects, any term, covenant or agreement (other than any term, covenant or agreement a default in the performance or observance of which is elsewhere in this Section specifically dealt with) on its part to be performed or observed pursuant to any of the provisions of this Agreement or any other Loan Document which is not remedied within the earlier of fifteen (15) days after notice thereof by Bank to Borrower.

          (iv)  Any representation or warranty made by the Borrower to Bank in this Agreement or any other Loan Document or any certificate or other document delivered in connection herewith or therewith was not true or accurate in any material respect when given.

          (v)   The occurrence of any event such that (after giving effect to any applicable grace period) any indebtedness for borrowed money by the Borrower from any lender other than Bank in an outstanding principal amount of $5,000,000 could be accelerated by the lender, notwithstanding that such acceleration has not taken place.

          (vi)  Any action or proceeding by, against, or relating to the Borrower, or its property or assets, which action or proceeding constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or similar person, pursuant to court action or otherwise, over all or any material part of the Borrower's property, and, if such action or proceeding is involuntary against the Borrower, such action or proceeding shall continue undismissed for sixty (60) days.

          (vii) The granting of any trust mortgage or execution of a general assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation of the Borrower; the failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to Title 11 of the United States Code entitled "Bankruptcy" (hereinafter the "Bankruptcy Code") or any other federal Bankruptcy law; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the calling or sufferance, by the Borrower of a general meeting of creditors of the Borrower; the meeting by the Borrower of a formal or informal creditors' committee; the offering by or entering into by the Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of the Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; provided, however, that the filing or initiation of any complaint, application, petition, agreement or other action or proceeding described in this clause (vi) against the Borrower that is being diligently contested by the Borrower shall not constitute an Event of Default hereunder until the earlier of: (i) sixty (60) days from the filing or initiation thereof without dismissal thereof or (ii) an order or decree is entered approving or ordering the relief sought with respect thereto.

          (viii) The entry of any judgment(s) against Borrower, for the payment of money exceeding $5,000,000.00 in aggregate amount, and such judgment(s) is (or are) not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of entry.

          (ix)  The entry of any court order which enjoins, restrains or in any way prevents the Borrower from conducting all or any part of its business affairs in the ordinary course of business for more than thirty (30) days, and such event of circumstance could reasonably be expected to have a Material Adverse Effect.

          (x)   The service of any process upon Bank seeking to attach by trustee process any funds of the Borrower in excess of Two Million Five Hundred Thousand ($2,500,000.00) Dollars on deposit with Bank, and such attachment has not been removed, discharged or rescinded, or stayed or adequately bonded pending a good faith contest by the Borrower, within fifteen (15) days of service.

          (xi)  The occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of the Borrower and such event of circumstance could reasonably be expected to have a Material Adverse Effect.

          (xii) Any act by or against, or relating to the Borrower or its assets pursuant to which any creditor of the Borrower seeks to reclaim or repossess or reclaims or repossesses all or a material portion of the Borrower's assets, which action remains unstayed from more than thirty (30) days.

          (xiii) The termination of existence, dissolution, or liquidation of the Borrower.

          (xiv) This Agreement shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower or any guarantor of the Borrower denies it has any further liability or obligation hereunder.

          (xv) Any of the following events occur or exist with respect to the Borrower or any ERISA affiliate: (A) any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; (B) any "reportable event" (as defined in Section 4043 of ERISA and the regulations issued under such Section) shall occur with respect to any Plan; (C) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (D) any event or circumstance exists which might constitute grounds entitling the Pension Benefit Guaranty Corporation (PBGC) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (E) partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other such events or conditions, if any, would subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise, in an aggregate amount of $5,000,000.00 or more.

          Upon the occurrence and during the continuation of an Event of Default, Bank may declare any obligation Bank may have hereunder to be cancelled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank. In addition, upon the occurrence and during the continuation of an Event of Default, if Bank proceeds to enforce payment of the Obligations, Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit or acceptances issued or guaranteed by Bank for the account of Borrower, and Bank may proceed to enforce payment of the same and to exercise all rights and remedies afforded to Bank. Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower, as additional compensation to the Bank for its increased credit risk, promises to pay interest on all Obligations constituting principal, whether or not past due, past due interest and any other amounts past due under this Agreement at a per annum rate of two (2%) percent greater than the rate of interest then specified in Section 1 of this Agreement.

        (b)   Upon the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code, Bank's obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of the Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower.

        12.    WAIVER OF JURY TRIAL. BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

        13.    CONSENT TO JURISDICTION. Borrower and Bank agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the counties of Suffolk or Middlesex, or in the District Court of the United States for the District of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

  14.    TERMINATION.

        (a)   Unless renewed in writing, this Agreement shall terminate on January 14, 2006 (the "Termination Date"), and all outstanding Obligations shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of the Obligations is otherwise due and payable pursuant to the agreement or instrument evidencing same. Bank may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the Bank's rights and remedies hereunder and Borrower's obligations and liabilities hereunder shall survive any termination of this Agreement and shall remain in full force and effect until all of the Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full.

        (b)   In the event that Bank continues to make loans hereunder after the Termination Date without a written extension of such Termination Date or after the occurrence of an Event of Default, all such loans: (i) shall be made in the sole and absolute discretion of Bank; and (ii) shall, together with all other Obligations, be payable thereafter ON DEMAND.

  15.    MISCELLANEOUS.

        (a)   No delay or omission on the part of Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Bank's rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

        (b)   Bank is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized person whose name appears at the end of this Agreement or of any of the following named person, or persons, from time to time, holding the following offices of Borrower, Chief Executive Officer, President, Chief Financial Officer, Treasurer, Vice President—Finance, Controller and such other officers and authorized signatories as may from time to time be set forth in separate resolutions. Any request for a loan which is not accompanied by a Notice of Borrowing shall be deemed a request for a Prime Rate Loan.

        (c)   This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Bank's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from its Obligations. Bank may assign this Agreement and its rights and duties hereunder only with Borrower's prior written consent while an Event of Default does not exist, which consent shall not be unreasonably withheld, conditioned, or delayed, and without consent of Borrower while an Event of Default exists. Bank reserves the right to grant participations in all or any part of, or any interest in Bank's rights and benefits hereunder without Borrower's consent. If Bank grants any such participation, Bank shall remain responsible for the performance of its obligations hereunder, and Borrower shall continue to deal solely and directly with Bank in connection with Banks rights and obligations under this Agreement. In connection with any assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower's business, provided that the assignee or participant shall have agreed in writing with Borrower to maintain the confidentiality of information relating to Borrower and its subsidiaries on terms substantially equivalent to the provisions of Section 16 hereof. To the extent that Bank assigns its rights and obligations hereunder to another party, Bank thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such other party.

        (d)   Borrower agrees that any and all loans made by Bank to Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.

        (e)   Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts as of the date of this Agreement.

        (f)    Paragraph and section headings used in this Agreement are for convenience only, and shall not effect the construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application). This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

        (g)   Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Bank, as the case may be, at its address set forth below:

If to Bank:	Citizens Bank of Massachusetts 28 State Street Boston, Massachusetts 02109 Attn: Mr. Michael G. McAuliffe Senior Vice President Telephone: (617) 994-7158 Telecopier: (617) 723-9431
With a copy to:	Goulston & Storrs, P.C. 400 Atlantic Avenue Boston, Massachusetts 02110 Attn: James H. Lerner, Esquire Telephone: (617) 574-3525 Telecopier: (617) 574-7607
If to Borrower:
Charles River Associates Incorporated
John Hancock Tower
200 Clarendon Street, T-33
Boston, Massachusetts 02119-5092
Attn: Mr. J. Phillip Cooper
            Executive Vice President,
            Chief Financial Officer
Telephone:    (617) 425-3000
Telecopier: (617) 425-3132
and
Attn: Mr. James Spelfogel Vice President—Finance Telephone: (617) 425-3000 Telecopier: (617) 425-3148
With a copy to:	Foley Hoag LLP 155 Seaport Boulevard Boston, Massachusetts 02210 Attn: Peter M. Rosenblum, Esquire Telephone: (617) 832-1151 Telecopier: (617) 832-7000

        The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

        (h)   Bank shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or any other paper delivered to Bank by Borrower in connection with this Agreement or any other agreement for more than four (4) months after receipt of the same by Bank.

        (i)    No uncertainty or ambiguity in this Agreement shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

        (j)    Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        (k)   This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

        (l)    This Agreement can only be amended by a writing signed by both Bank and Borrower.

        (m)  The laws of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto. This Agreement shall take effect as a sealed instrument.

16.
CONFIDENTIALITY. Bank agrees to keep any information delivered or made available by the Borrower or any of its affiliates pursuant to or in connection with this Agreement confidential from anyone other than persons employed or retained by Bank (including legal counsel) who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent Bank from disclosing such information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority, (c) which had been publicly disclosed other than as a result of a disclosure by Bank prohibited by this Agreement, (d) in connection with any litigation to which Bank or its subsidiaries or parent may be a party, (e) to the extent necessary in connection with the exercise of any remedy hereunder, (f) to its independent auditors and (g) to any actual or proposed assignee or participant of Bank under Section 15(c) that has agreed in writing with Borrower to maintain the confidentiality of such information on terms substantially equivalent to those contained in this Section.

        [Remainder of Page Intentionally Left Blank]

Witnessed by:	CHARLES RIVER ASSOCIATES INCORPORATED
/s/ James Spelfogel	By:	/s/ J. Phillip Cooper
	Name:	J. Phillip Cooper
	Title:	EVP, CFO
Address:	John Hancock Tower 200 Clarendon Street, T-33 Boston, Massachusetts 02116-5092
CITIZENS BANK OF MASSACHUSETTS
By:	/s/ Michael G. McAuliffe Michael G. McAuliffe, Senior Vice President
Address:	28 State Street Boston, Massachusetts 02109